Ex 10.12
                             PURCHASE AGREEMENT

This purchase agreement ("Agreement") is made and entered into as of this 25th day of March 2004, by and between SBI Communications, Inc., a Alabama corporation, (hereinafter "SBI") whose address is 576 East US Hwy 278 Bypass, Piedmont, Alabama 36272, ("Company") and Innovative Energy Solutions, Inc., (hereinafter "iESi") whose address is 41 North Mojave Road, Las Vegas, Nevada, with reference to the following facts:

                                  RECITALS
WHEREAS, iESi desires to purchase 100% of the common stock, including the real estate, equipment, business operations and goodwill ("Operations") of SBI Communications, Inc. of Alabama, a Alabama Corporation, located at 576 Hwy East 278 Bypass, Piedmont, Alabama 36272 ("Property").
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

                                  AGREEMENT
1. iESi agrees to purchase all the outstanding stock of SBI Alabama for a total purchase price of $8,100,000. This acquisition shall include all of the equipment of SBI Communications, Inc. iESi shall assume the liabilities of SBI Communications, Inc. of Alabama as outlined on Exhibit
    A. The following liabilities are specifically not assumed by  iESi:
    a. Utilities to date (Water, Power and Gas)
    b. Insurance to date

2.  Payment of the purchase price shall be as follows:
    (a)  First mortgage and taxes of $1,100,000 to be assumed.
    (b)  Preferred Stock $ 7,000,000.
    (c). To determine fair market value of the assets of SBI, an appraisal will be provided by an independent appraisal company, the cost of which is to be borne by iESi.

3. SBI agrees to issue 5,000 shares (which represent all the outstanding common stock or SBI Communications, Inc) of SBI Common Stock to iESi execution of the Agreement.

4. Company represents and warrants that:
 SBI Communications, Inc. is a corporation duly formed and validly existing in good standing under the laws of the State of Alabama and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement.
  (i) Company has good and marketable title to all of the assets and properties now carried on its books, including those reflected in the most recent balance sheet contained in the Company Financial Statements, free and clear of all liens, claims, security interests or other encumbrances except as those described in the Company Financial; Statements or arising thereafter in the ordinary course of business (none of which will be material).
(ii) To the best of Company's knowledge there is no claim, proceeding, litigation or investigation, whether civil or criminal in nature, pending or threatened against SBI Communications, Inc. or its principals, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or prevention the execution, delivery or consummation of this Agreement other than disclosed in Exhibit A.

5. Company represents and warrants that:
(i) Company is a corporation duly formed and validly existing in good standing under the laws of the State of Alabama and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement.

6. Each party ("Indemnifying Party") hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers, directors (collectively for the purposes of this Paragraph "Indemnified Party") from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorney's fees, arising out of any breach, or claim by a third party with respect to any warranty, representation or agreement made by the Indemnifying Party herein. The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, engage its own counsel. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party. If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party's reasonable prior approval has been secured.

7.The parties hereto agree to execute such further and other documents and to enter into such further undertakings as may be reasonably necessary to carry out the full force and intent of this Agreement.

8. The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Company, Foster and upon their respective heirs executors, administrators, successors and permitted assigns.

9. Any notice required or permitted to be given hereunder may be delivered, sent by registered mail, postage prepaid, or sent by facsimile, addressed to the proposed recipient of the notice at the address set out on the first page hereof or to such other address or addresses as the parties may indicate from time to time by notice in writing to the others.

10. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state of Alabama. The language and all parts of this Agreement shall be in all cases construed as a whole according to its very meaning and not strictly for or against any individual party.

11. This Agreement memorializes and constitutes the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes all prior negotiations, proposed agreements and agreements, whether written or unwritten. The parties acknowledge that no other party, nor any agent or attorney of any other party, has made any promises, representations, or warranties whatsoever, expressly or impliedly, which are not expressly contained in this Agreement, and the parties further acknowledge that they have not executed this Agreement in reliance upon any collateral promise, representation, warranty, or in reliance upon any belief as to any fact or matter not expressly recited in this Agreement. Any modification to this Agreement shall be made in writing.

12. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and, in lieu of such illegal or invalid provision, there shall be added a provision as similar in terms and amount to such illegal or invalid provision as may be possible and, if such illegal or invalid provision cannot be so modified, then it shall be deemed not to be a part of this Agreement.

13. For the convenience of the parties, this Agreement may be executed by facsimile signatures and in counterparts that shall together constitute the agreement of the parties as one and the same instrument. It is the intent of the parties that a copy of this Agreement signed by any party shall be fully enforceable against that party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


SBI Communications, Inc.                     Innovative  Energy
Solutions, Inc.

/s/ Ronald Foster                            /s/ Patrick Cochrane

Ronald Foster                                Patrick Cochrane,
President & CEO                              President & CEO













			   EXHIBIT "A"





1. First Mortgage  FDIC                               $   700,000.
2. Property Taxes                                     $   400,000.
Total                         		              $1,100,000.






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